BERKSHIRE HILLS
                                    BANCORP


December 15, 2008


Mr. David B. Farrell
210 Rote Hill Road
Sheffield, MA 01257

Dear Dave,

I am pleased to outline the details we have discussed for you to begin a consulting arrangement (the "Agreement") with Berkshire Hills Bancorp, Inc. and its subsidiaries (collectively, the "Company") effective December 15, 2008. While in the consulting role, you will be working as an independent contractor and will be ineligible to participate in any benefits available to Berkshire employees. You will, however, be entitled to reimbursement of reasonable expenses. As we discussed, you will need to resign your membership on the Company's Audit Committee and you understand that you may no longer qualify as an "independent" director for three years subsequent to the termination of this Agreement.

During the term of this agreement, you will be working with confidential information and trade secrets belonging to the Company. You acknowledge and agree that all such information is confidential and the exclusive property of the Company and agree that you will never disclose to anyone, either directly or indirectly, during the term of this Agreement or at any time thereafter, any confidential information concerning the Company.

Six month agreement for consulting; independent contractor status
  o Performance review in 90 days
  o $20,835 monthly fee; bill to be submitted for payment
  o Bonus potential based on successful performance of consulting duties

DUTIES

Evaluate and gain insight of wealth management and insurance practices, processes, etc.
  o Assess present state
  o Analyze success of integration with overall company and brand
  o Develop tactics and oversee implementation of needed improvements

Mr. David B. Farrell
December 15, 2008
Page 2


Assess and develop strategy for growth through acquisition for wealth management and insurance divisions
  o Identify companies that should be considered for acquisition and pursue as warranted
  o Develop pricing model and execution strategy
  o Establish criteria for and pipeline of potential acquisition targets

Assist in developing leadership competencies for wealth management and insurance leaders
  o Serve as  mentor  and  coach  for  leaders  in these  areas
  o Support corporate leadership development initiative

Periodic review with Chief Executive Officer of impressions and progress with wealth management and insurance divisions

Assess potential for global utilization of Six Sigma; develop plan for execution

Assist Chief Executive Officer with all aspects of management oversight for wealth management and insurance divisions


If the terms of this letter are satisfactory to you, please countersign where indicated below and return a fully executed copy to my attention. I look forward to working with you over the coming months to meet the Company's objectives set forth in this letter.

Best Regards,

/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

ACCEPTED:

/s/ David Farrell
-----------------------
David Farrell

Date:  12-15-08
      -----------------